Exhibit 10.6
COINSURANCE FUNDS WITHHELD
REINSURANCE AGREEMENT
No. 001
Between
Transamerica Insurance Company
of Cedar Rapids, IA
(Reinsured)
And
SAFECO Life Insurance Company
of Redmond, WA
(Reinsurer)
Effective December 1, 2001

Portions marked [***] have been omitted pursuant to a Confidential Treatment Request by Symetra Financial Corp., this information has been filed separately with the Securities and Exchange Commission.

Table of Contents

Articles

1	Preamble
2	Basis of Reinsurance
3	Liability
4	Mutual Considerations
5	Funds Withheld Balance
6	Reinsurance Reporting and Premium Accounting
7	Reductions or Cancellations
8	Terminal Accounting
9	Insolvency
10	Arbitration
11	Entire Agreement
12	Service of Suit
13	General Provisions
14	Letter of Credit
15	Commencement and Termination

Schedules

A	Specifications

Exhibits

I	Underlying Policies
II	Letter of Credit Form

Article 1
Preamble
1.01 This Agreement is made and entered into by and between Transamerica Life Insurance Company (hereinafter referred to as the “Reinsured”) and SAFECO Life Insurance Company (hereinafter referred to as the “Reinsurer”).
1.02 The Reinsured and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party.
Article 2
Basis of Reinsurance
2.01 Basis. The Reinsured shall cede to the Reinsurer certain Bank Owned Life Insurance policies (the “Underlying Policies”) as described in Schedule A and listed in Exhibit I on a quota share original terms basis.
2.02 Reinsurer’s Share. The Reinsurer shall accept the quota share specified in Schedule A.
2.03 Net Retained Lines. This Agreement applies only to that portion of any insurance which the Reinsured retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurance which the Reinsured retains net for its own account shall be included. The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Reinsured to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.
Article 3
Liability
3.01 Inception. The Reinsurer’s liability shall begin on the effective date of this Agreement.
3.02 Termination. The Reinsurer’s liability shall terminate when the Reinsured’s liability terminates.
3.03 Follow the Fortunes. The Reinsurer shall be liable to the Reinsured in the same manner as the Reinsured is liable on the particular policy form(s) reinsured under this Agreement to the extent such terms and conditions are not contrary to the terms and conditions of this Agreement.

Article 4
Mutual Considerations
4.01 Premium. On the Effective Date of the addition of any business to this agreement, the Reinsured agrees to pay the Reinsurer a premium equal to the Quota Share percentage shown in Exhibit I times the Total Initial Premium applicable that business. This amount may be withheld by the Reinsured in accordance with Article 5.
4.02 Expense Allowance. Expense Allowances are shown in Exhibit I.
4.03 Ongoing Payments. The Reinsured shall credit the Reinsurer with its share of all premiums and shall debit the Reinsurer with its share of all losses, allowances and loss adjustment expenses paid by the Reinsured under the Underlying Policies for the business reinsured under this Agreement.
Article 5
Funds Withheld Balance
5.01 Funds Withheld. Subject to the terms hereof, the Reinsured shall retain as fiduciary of the Reinsurer the reinsurance premium due hereunder on a funds withheld basis. The amount of such reinsurance premium so retained shall be called “Funds Withheld”. In consideration of the Reinsurer agreeing to allow the Reinsured to retain the reinsurance premium on funds withheld basis, the Reinsured agrees that the Funds Withheld Balance (as defined in Section 5.02) may be offset by the Reinsurer against liabilities of the Reinsurer for payments under this Agreement. The Funds Withheld Balance shall be maintained by the Reinsured in a segregated asset portfolio.
5.02 Calculation of the Funds Withheld Balance. As of the effective date of this Agreement, the Reinsured shall maintain an accounting of all amounts deducted from or added to the Funds Withheld (the “Funds Withheld Balance”) and shall report the status of the Funds Withheld Balance calculated in accordance with this provision with each quarterly accounting statement.

5.03 Initial Funds Withheld Balance. The Funds Withheld balance shall equal:
a)	The total of the reinsurance premiums due and payable to the Reinsurer in accordance with Sections 4.01 and 4.03; less

b)	the total of any benefits or losses or loss adjustment expenses payable by the Reinsurer in accordance with Section 4.03; less

c)	any expense allowances payable by the Reinsurer in accordance with Section 4.02; plus

d)	the Funds Withheld Investment Credit (as defined in Section 5.05); less

e)	any difference between the Funds Withheld Balance after taking into account adjustments, if applicable, in Sections 5.03(a) through 5.03(d) and the amount of statutory reserves on the business reinsured.
5.04 Calculation of Funds Withheld Balance after the Effective Date. After the First Settlement Date, the Funds Withheld Balance shall be calculated on a quarterly basis. The Funds Withheld Balance shall be calculated in the same manner as for the Initial Funds Withheld Balance on each subsequent Settlement Date, beginning with the Funds Withheld Balance determined on the immediately preceding Settlement Date being carried forward, making each adjustment, if applicable, in Sections 5.03(a) through 5.03(e) for the current settlement period.
5.05 Funds Withheld Investment Credit. For each period from the immediately preceding Settlement Date until the relevant Settlement Date, the Reinsured shall calculate the Funds Withheld Investment Credit as of the relevant Settlement Date (except for the First Settlement Date). The “Funds Withheld Investment Credit” shall be an amount equal to the product of (x) the Funds Withheld Balance as of the immediately preceding Settlement Date and (y) the Interest Credit Rate.
5.06 The Interest Credit Rate. The Interest Credit Rate shall mean the ratio of the investment income earned by the assets in the segregated asset portfolio since the immediately preceding Settlement Date to the book value of the assets in the segregated asset portfolio.
5.07 Funds Withheld Balance at End of Settlement Period. Should the Funds Withheld Balance be positive at the end of any Settlement Period, then any positive balance shall be withheld by the Reinsured in accordance with the provisions of this Article. Should the Funds Withheld Balance be negative at the end of any Settlement Period, then any negative balance shall be payable in cash to the Reinsured within 30 (thirty) days after rendering of the periodic settlement statement by the Reinsured.

Article 6
Reinsurance Reporting and Premium Accounting
6.01 Reporting. Within sixty (60) days following the close of each calendar quarter, the Reinsured will send the Reinsurer a statement and a list of changes and terminations.
6.02 Settlements. Within thirty (30) days after the end of each accounting period, the Reinsured shall pay, subject to Article 5, Funds Withheld Balance, to the Reinsurer a settlement for the accounting period of the preceding calendar quarter computed in accordance with Section 5.03(e). If the amount computed is positive, then the Reinsured shall pay such amount to the Reinsurer. If the amount computed is negative, then the Reinsurer shall pay the absolute value of such amount to the Reinsured. If, at any time subsequent to the settlement just described, the computation is found to be in error, a recomputation will be performed and payments will be made to reimburse the Reinsured or Reinsurer as necessary.
6.03 Payment of Balances. The Reinsured will pay, subject to Article 5, Funds Withheld Balance, any balance due the Reinsurer, at the same time as the account is rendered, but in all cases, by the Accounting and Premium Due frequency as shown in Section 6.02. The Reinsurer will pay, subject to Article 5, any balance due the Reinsured, at the same time as the account is confirmed, however, at the latest, within thirty (30) days after receipt of the statement of account. Should the Reinsurer be unable to confirm the account in its entirety, the confirmed portion of the balance will be paid immediately. As soon as the account has been fully confirmed, the debtor will pay the difference immediately. All balances not paid within thirty (30) days of the due date shown on the statement will be in default.
6.04 Termination Because of Non-Payment of Premium.
a)	When reinsurance premiums are delinquent, the Reinsurer has the right to terminate the risks on the statement by giving the Reinsured thirty (30) days’ written notice. As of the close of this thirty-day period, all of the Reinsurer’s liability shall terminate for:
i)	The risks described in the preceding sentence and

ii)	The risks where the reinsurance premiums became delinquent during the thirty-day period.
b)	Regardless of these terminations, the Reinsured shall continue to be liable to the Reinsurer for all unpaid reinsurance premiums earned by the Reinsurer.
6.05 Reinstatement of a Delinquent Statement. The Reinsured may reinstate the terminated risks within sixty (60) days after the effective date of termination by paying the unpaid reinsurance premiums for the risks in force prior to the termination. The effective date of reinstatement shall be the day the Reinsured notifies the Reinsurer of its intention to pay all of the required back premiums.
6.06 Currency. The reinsurance premiums and benefits payable under this Agreement shall be payable in the lawful money of the United States.

Article 7
Reductions or Cancellations
7.01 Reductions or Cancellations. Should this Agreement be terminated or the share of the Reinsurer reduced while the underlying contract remains in force, the Reinsurer shall return to the Reinsured the unearned premium, if any, as of the date of cancellation or reduction, less the applicable allowances. If the Reinsured’s liability in the underlying contract is reduced or canceled, the Reinsurer shall follow the Reinsured’s liability in all respects.
Article 8
Terminal Accounting
8.01 Terminal Accounting. In the event that all of the reinsurance under this Agreement is terminated in accordance with Article 15, Commencement and Termination, a terminal accounting and settlement shall take place, subject to Article 5, Funds Withheld Balance.
8.02 Date of Termination. The effective date of termination shall be the end of the accounting period in which termination is effective. The terminal accounting date shall be the effective date of termination or such other date as shall be mutually agreed to in writing.
8.03 Settlement. The terminal accounting and settlement shall consist of the settlements as provided in Article 6, Reinsurance Reporting and Premium Accounting, computed as of the terminal accounting date. If the calculation of the terminal accounting settlement produces an amount due the Reinsured, such amount shall be paid by the Reinsurer to the Reinsured. If the calculation of the terminal accounting and settlement produces an amount due the Reinsurer, the Reinsured shall pay such amount to the Reinsurer. Such amounts shall be payable within thirty (30) days after the terminal accounting and settlement is calculated.
8.04 Supplementary Accounting and Settlement. In the event that, subsequent to the terminal accounting and settlement as provided above, a change is made with respect to any amount taken into account pursuant to Article 6, Reinsurance Reporting and Premium Accounting, a supplementary accounting shall take place. Any amount owed to the Reinsurer or to the Reinsured by reason of such supplementary accounting shall be paid promptly upon the completion thereof.

Article 9
Insolvency
9.01 In the event of the insolvency of either party and the appointment of a conservator, liquidator, or statutory successor, any payment due to the insolvent party shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent party by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims. Payments by the solvent party as set forth in this Section shall be made directly to the insolvent party or to its conservator, liquidator, or statutory successor, except where the contract of insurance specifically provides another payee of such insurance in the event of insolvency.
9.02 In the event of the Reinsured’s insolvency, the conservator, liquidator, or statutory successor shall give written notice of the pendency of a claim against the Reinsured on any policies reinsured within a reasonable time after such claim is filed. The Reinsurer may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Reinsured or its conservator, liquidator, or statutory successor.
9.03 The expenses incurred by the Reinsurer shall be chargeable, subject to court approval, against the Reinsured as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Reinsured in conservation or liquidation, solely as a result of the defense undertaken by the Reinsurer. Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose a defense or defenses to this claim, the expense shall be shared as though such expense had been incurred by the Reinsured.
Article 10
Arbitration
10.01 As a condition precedent to any right of action hereunder, any dispute or difference between the Reinsured and the Reinsurer relating to the interpretation or performance of this Agreement, including its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to arbitration. Arbitration shall be the method of dispute resolution, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from arbitration proceeding by applicable state law of the insolvency.
10.02 Arbitration shall be initiated by the delivery of written notice of demand for arbitration by one party to another. Such written notice shall contain a brief statement of the issue(s), the failure on behalf of the parties to reach amicable agreement and the date of demand for arbitration.

10.03 The arbitrators and umpire shall be present or former disinterested officers of life reinsurance or insurance companies other than the two parties to the Agreement or any company owned by, or affiliated with, either party. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint the umpire. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on an umpire within sixty (60) days of the appointment of the second appointed arbitrator, each of the two arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The umpire shall be chosen from the remaining two nominations by drawing lots.
10.04 The arbitration hearings shall be held in the city in which the Reinsured’s head office is located or any such other place as may be mutually agreed. Each party shall submit its case to the arbitrators and umpire within one hundred and eighty (180) days of the selection of the umpire or within such longer period as may be agreed.
10.05 The arbitration panel shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The arbitration panel shall interpret this Agreement as an honorable engagement; they are relieved of all judicial formalities and may abstain from following strict rules of law. The arbitration panel shall be solely responsible for determining what shall be considered and what procedure they deem appropriate and necessary in the gathering of such facts or data to decide the dispute.
10.06 The decision in writing of the majority of the arbitration panel shall be final and binding upon the parties. Judgment may be entered upon the final decision of the arbitration panel in any court having jurisdiction.
10.07 The jointly incurred costs of the arbitration are to be borne equally by both parties. Jointly incurred costs are specifically defined as any costs that are not solely incurred by one of the parties (e.g., attorney’s fees, expert witness fees, travel to the hearing site, etc.). Costs incurred solely by one of the parties shall be borne by that party. Once the panel has been selected, the panel shall agree on one billable rate for each of the arbitrators and umpire and that sole cost shall be disclosed to the parties and become payable as a jointly incurred cost as described above.
10.08 If more than one Reinsurer is involved in the same dispute, all such Reinsurers shall constitute and act as one party for the purposes of this Arbitration Article, provided however, that nothing herein shall impair the rights of such Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability under the terms of the Agreement from several to joint.
Article 11
Entire Agreement
11.01 This Agreement supersedes any and all prior discussions and understandings between the parties and, upon its execution, constitutes the sole and entire Agreement with respect to the reinsurance provided hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to the Agreement shall be null and void unless effected by a writing subscribed by both the Reinsured and the Reinsurer. Any waiver shall constitute a waiver only in the circumstances for which it was given and shall not be a waiver of any future circumstance.

Article 12
Service of Suit
12.01 It is agreed that in the event the obligations under this Agreement are not performed by the Reinsurer, at the request of the Reinsured, the Reinsurer shall submit to the jurisdiction of any court of competent jurisdiction within the United States and shall comply with all the requirements necessary to give that court jurisdiction. All matters arising under this Agreement shall be determined in accordance with the law and practice of such court. Nothing in this clause constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process, in any such suit, may be made upon any then duly elected officer of the Reinsurer (agent for service of process) at [enter address of Reinsurer]. The Reinsurer shall abide by the final decision of such court or of any appellate court in the event of an appeal, for any suit instituted against the Reinsurer under this Agreement.
12.02 The agent for service of process is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Reinsured, give a written undertaking to the Reinsured that the agent will enter a general appearance on behalf of the Reinsurer in the event such a suit is instituted.
12.03 The Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of Iowa, as its true and lawful agent for service of process (in addition to the above named agent), who may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsured or any beneficiary arising out of this Agreement, and hereby designates the above named as the person to whom the Reinsured is authorized to mail such process or a true copy thereof.
Article 13
General Provisions
13.01 Statutory Reserves. The term “statutory reserve(s)” or “gross statutory reserve(s)”, whenever used for the purpose of this Agreement, shall mean the total reserves that would have been required under the underlying agreements in accordance with the regulatory requirements of the original issuing companies’ respective state of domicile had this agreement not have been placed in effect.
13.02 Inspection of Records. Either company, their respective employees or authorized representatives, may audit, inspect and examine, during regular business hours, at the home office of either company, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the policies covered hereunder. The audited party agrees to provide a reasonable work space for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The company performing a routine audit shall provide five (5) working days advance notice to the other party. The expense of the respective party’s employee(s) or authorized representative(s) engaged in such activities will be borne solely by such party.
13.03 Severability. If any term or provision under this Agreement shall be held or made invalid, illegal or unenforceable by a court decision, statute, rule or otherwise, such term or provision shall be amended to the extent necessary to conform with the law and all of the other terms and provisions of this Agreement shall remain in full force and effect. If the term or provision held to be invalid, illegal or unenforceable is also held to be a material part of this Agreement, such that the party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement.
13.04 Parties to Agreement. This Agreement is solely between the Reinsured and the Reinsurer. There is no third party to this Agreement. Reinsurance under this Agreement shall not create any right or legal relationship between the Reinsurer and any other person, for example, any insured, policy owner, agent, beneficiary or assignee.
13.05 Offset. All monies due either company under this Agreement may be offset against each other, dollar for dollar, regardless of any insolvency of either party unless otherwise prohibited by law. If the Reinsurer advances payment through offset of any claim it is contesting and prevails in the contest, the Reinsured shall return such payment.
13.06 Governing Law. In the event of litigation, the parties shall submit to the competent jurisdiction of a court in the State of Iowa and shall abide by the final decision of such court. This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of Iowa exclusive of the rules with respect to conflicts of law. In all cases, the State of Iowa applies with respect to rules for credit for reinsurance.
13.07 Errors and Omissions. Unintentional clerical errors, omissions or misunderstandings in the administration of this Agreement by either the Reinsured or the Reinsurer shall not invalidate the reinsurance hereunder provided the error, omission or misunderstanding is corrected promptly after discovery. Both companies shall be restored, to the extent possible, to the position they would have occupied had the error, omission or misunderstanding not occurred, but the liability of the Reinsurer under this Agreement shall in no event exceed the limits specified herein.
13.08 Schedules, Exhibits and Section Headings. Schedules and Exhibits attached hereto are made a part of this Agreement. Section headings are provided for reference purposes only and are not made a part of this Agreement.
Article 14
Letter of Credit
14.01 Statutory Reserve Credit. The Reinsurer will take all necessary steps to enable the Reinsured to secure statutory reserve credit (the “Statutory Reserve Credit”) in all applicable United States jurisdictions. Statutory Reserve Credit shall mean the amount of statutory reserves required by the applicable United States jurisdiction on the risks ceded to the Reinsurer under this agreement.

14.02 This Article shall set forth the terms and conditions under which any letter of credit required hereunder shall be held.
14.03 Letter of Credit. If a jurisdiction of the United States will not permit the Reinsured, in the statements required to be filed with its regulatory authorities, to receive full credit as admitted reinsurance for the Reinsurer’s share of losses and reserves for premiums unearned, the Reinsured will provide the Reinsurer with a statement showing the Reinsurer’s share of such losses and unearned premiums. Upon receipt of such statement, the Reinsurer shall promptly provide the Reinsured with a clean, unconditional and irrevocable letter of credit, in the amount specified in the statement. The terms and bank shall be acceptable to the regulatory authority(ies) having jurisdiction and the letter of credit shall follow the format attached hereto as Exhibit II.
14.04 Losses. “Losses”, as used in this section, shall be defined as the sum of all losses paid and allocated loss adjustment expenses paid by the Reinsured but not yet recovered from the Reinsurer, plus reserves for losses and allocated loss adjustment expenses outstanding, plus reserves for losses incurred but not reported as determined by the Reinsured.
14.05 Expiration. The Reinsurer hereby agrees that the letter of credit will provide for automatic extension of the letter of credit without amendment for one year from the date of expiration of said letter or any future expiration date, unless thirty (30) days prior to any expiration the issuing bank notifies the Reinsured by Registered Mail that the issuing bank elects not to consider the letter of credit renewed for any additional period. An issuing bank that is not a member of the Federal Reserve system shall provide sixty (60) days notice to the Reinsured prior to any expiration.
14.06 Drawing Upon Letter of Credit. Notwithstanding any other provision of this Agreement, the Reinsured or its successors in interest may draw upon such credit at any time for one or more of the following purposes only:
a)	To pay or reimburse the Reinsured for the Reinsurer’s share of any losses and unearned premiums as stipulated in the statement submitted by the Reinsured to the Reinsurer;

b)	To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s share of any losses and unearned premiums as stipulated in the statement submitted by the Reinsured to the Reinsurer;

c)	To pay or reimburse the Reinsured for any other amounts necessary to secure the credit or reduction from liability for reinsurance taken by the Reinsured;

d)	To withdraw the balance of such credit if the Reinsured has received effective notice of non-renewal of the letter of credit and the Reinsurer’s liability remains unliquidated and undischarged thirty (30) days prior to the expiration date of the letter of credit; and

e)	To pay or reimburse the Reinsured for the Reinsurer’s share of any other amounts the Reinsured claims are due under this Agreement.
14.07 Amendment to Letter of Credit. At semi-annual intervals, or more frequently as determined by the Reinsured but never more frequently than quarterly, the Reinsured shall prepare a specific statement, for the sole purpose of amending the letter of credit, of the Reinsurer’s share of any losses and unearned premiums. If the statement shows that the Reinsurer’s share of losses plus unearned premiums exceeds the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Reinsured of an amendment to the letter of credit or an additional letter of credit increasing the amount of credit by the amount of such difference. If the statement shows, however, that the Reinsurer’s share of losses plus unearned premiums is less than the balance of credit as of the statement date, the Reinsured shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the letter of credit reducing the amount of credit available by the amount of such excess credit.
14.08 Insolvency. The rights and obligations of the Reinsurer and the Reinsured, as set forth in this Article, shall not be diminished in any manner whatsoever by the insolvency of the Reinsured or the Reinsurer.
Article 15
Commencement and Termination
15.01 This Agreement shall be effective as of December 1, 2001 and shall remain in force for an indefinite period.
15.02 In the event the underlying agreements are terminated, this Agreement will also be terminated.
15.03 The Reinsurer shall only be allowed to terminate this Agreement, other than for reasons of a breach, fraud or misrepresentation as provided for and limited by this Agreement, should the Reinsured, or its successor, fail to pay the reinsurance premiums or other considerations due the Reinsurer as provided for in this Agreement. In the event of termination by the Reinsurer, Terminal Accounting in accordance with Article 8 will apply and a payment in accordance with Section 8.03 will be effected.
15.04 This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Executed in duplicate by		Executed in duplicate by
Transamerica Life		SAFECO Life
Insurance Companv		Insurance Company
on July 30, 2002.		on July 15, 2002.

By:	/s/ James R. Trefz	By:	/s/ Michael J. Kinzer
Title VP		Title V.P. & Chief actuary

By:	/s/ Ken Turnquist	By:	/s/ Jon David Parker
Title AVP		Title Actuary

Schedule A
Specifications
1.	Type of Business: Bank Owned Life Insurance

2.	Plans of Insurance: Policy Form number WL760 136 86 1098, including state variations.

3.	Quota Share: See Exhibit I

Exhibit I
Underlying Policies

1) The 1997 Citizens Revocable Insurance Trust
Policy Numbers:	26xxxxxxx-26xxxxxxx
Effective Date:	12/20/2001
Total Initial Premium:	$175,000,000
Quota Share:	28.57143%

Expense Allowances:	[***] of premium and [***] of the Statutory Reserve on each Settlement Date.

Portions marked [***] have been omitted pursuant to a Confidential Treatment Request by Symetra Financial Corp.,this information has been filed separately with the Securities and Exchange Commission.

Exhibit II
Letter of Credit Form
(Name of Bank)
(Address)

FOR INTERNAL IDENTIFICATION PURPOSES ONLY
Does Not Affect Terms of Letter of Credit or Bank’s Obligations Thereunder

Our No.	Other

Accountholder/Applicant

(Reinsurer)
Beneficiary’s State of Domicile

Irrevocable	Issue Date:

Letter of Credit No.

To: Beneficiary:	(Name)
(Address)
     We hereby establish this irrevocable Letter of Credit in favor of the aforesaid addressee (“Beneficiary”) for drawings up to United States $                    , effective immediately. This Letter of Credit is issued, presentable and payable at our office at (issuing bank’s address) and expires with our close of business on                     , 20                     .
     The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator. (Insurers incorporated under the laws of California must use the language in Note 1 below in lieu of this paragraph.)
     We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Credit No.                    , for all or any part of this Credit if presented at our office specified in paragraph one on or before the expiration date or any automatically extended expiry date.
     Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of (issuing bank) under this Letter of Credit is the individual obligation of (issuing bank), and is in no way contingent upon reimbursement with respect thereto.
     It is a condition of this Letter of Credit that it is deemed to be automatically extended without amendment for one year from the expiration date hereof, or any future expiration date, unless thirty days prior to such expiration date we notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period.

     This Letter of Credit is subject to and governed by the Laws of the State of (see note 2 below) and the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 500) and, in the event of any conflict, the Laws of the State of (see note 2 below) will control. If this Credit expires during an interruption of business as described in Article 17 of said Publication 500, the bank hereby specifically agrees to effect payment if this Credit is drawn against within thirty days after the resumption of business.
Very truly yours,
(Issuing Bank)
Notes:
1.	In lieu of paragraph two above, insurers incorporated under the laws of California must use the following paragraph:
     “The term “Beneficiary” includes any successor by operation of law of the named Beneficiary. If a court of law appoints a successor in interest to the named Beneficiary, then the named Beneficiary includes and is limited to the court appointed domiciliary receiver (including conservator, rehabilitator or liquidator).”
2. Insurers incorporated under the laws of California insert California, insurers incorporated under the laws of New York, insert New York, other insurers insert state of incorporation or New York. United States branches of alien insurers insert state of entry or New York.